[THE SMITHFIELD COMPANIES LOGO]
                                                                  June 23, 2000

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of The Smithfield Companies, Inc. to be held at The Wachovia Bank Building, 200 High Street, Suite 203, Portsmouth, Virginia, on Thursday, July 27, 2000 at 9:00 A.M.

   The matters scheduled for consideration at the Annual Meeting are the elec-tion of directors and the ratification of the appointment of the Company's in-dependent auditors. We will also report to you on the Company's condition and performance, and you will have ample opportunity to question management on matters that affect the interests of all stockholders.

   Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card in the accompanying envelope at your earliest conve-nience. Your vote is important.
                                                       /s/ Richard S. Fuller

                                                    Richard S. Fuller
                                                    President and Chief
                                                     Executive Officer

(Logo of The Smithfield Companies appears here)
                    Notice of Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:

   The Annual Meeting of Stockholders of The Smithfield Companies, Inc. will be held at The Wachovia Bank Building, 200 High Street, Suite 203, Portsmouth, Virginia on Thursday, July 27, 2000 at 9:00 A.M. for the following purposes:

  1. To elect directors for the ensuing year, or until their successors have been elected and qualified;

  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2001; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only stockholders of record at the close of business on June 2, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

   Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting.

                                       By Order of the Board of Directors

                                                  Peter D. Pruden, III
                                                     Secretary

June 23, 2000


                               IMPORTANT NOTICE
    Whether or not you plan to attend the Annual Meeting, please com-plete, sign, date and return the enclosed proxy as soon as possible in the postpaid envelope provided.

                               ----------------

                                Proxy Statement

                        ANNUAL MEETING OF STOCKHOLDERS

                                 July 27, 2000

                               ----------------

                                    GENERAL

   The following information is furnished in connection with the solicitation on behalf of the Board of Directors of proxies to be used at the Annual Meet-ing of Stockholders (the "Meeting") of The Smithfield Companies, Inc. ("the Company") to be held Thursday, July 27, 2000, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stock-holders, and at any adjournment thereof. Stockholders may revoke their proxies at any time prior to their exercise by written notice to the Company, by sub-mitting a proxy bearing a later date, or by attending the Meeting and request-ing to vote in person. The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person, or by telephone, telegram or special letter by officers and regular employees of the Company acting without compensation other than regular com-pensation. Proxies properly executed will be voted at the Annual Meeting or any adjournments thereof in the manner specified therein.

   The approximate mailing date of this Proxy Statement and the accompanying proxy is June 23, 2000.

             OUTSTANDING STOCK, RECORD DATE AND VOTING SECURITIES

   The only class of outstanding voting securities of the Company is its Com-mon Stock, no par or stated value (the "Common Stock").

   Stockholders of record at the close of business on June 2, 2000 will be en-titled to vote at the Meeting. On that date, the Company had outstanding 2,150,744 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Meeting. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock will consti-tute a quorum for the transaction of such business as shall come before the Meeting. Voting rights of the Common Stock are non-cumulative, so that holders of a majority of the outstanding shares represented at the Meeting can elect all of the directors.

   Presence in person or by proxy of the holders of a majority of the out-standing shares of Common Stock entitled to vote at the Meeting will consti-tute a quorum. Shares for which the holder has elected to abstain or to with-hold the proxies authority to vote on a matter will count toward a quorum, but "broker non-votes" will not count toward a quorum. Except for the election of directors, approval of other matters to be considered at the Meeting will re-quire the affirmative vote of the holders of at least a majority of the share of outstanding Common Stock represented at the Meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Conversely, broker non-votes have no effect on the vote. With respect to the election of directors, the nominees receiving the greatest number of votes cast for the election of directors will be elected.

                            PRINCIPAL STOCKHOLDERS

   The only persons known by the Company to own beneficially more than 5% of the Company's Common Stock, the only class of outstanding voting securities of the Company, as of June 2, 2000, are:

       Name and Address of          Amount and Nature of Percent
        Beneficial Owner            Beneficial Ownership of Class
       -------------------          -------------------- --------
       James L. Cresimore                 514,236(1)       22.7%
       P.O. Box 17743
       Raleigh, NC 27619

       SF Investments, Inc.               428,496          18.9%
       R Thompson-Wilmington Trust
       Rodney Square North
       Wilmington, DE 19890

       Peter D. Pruden, III               390,538(2)       17.2%
       311 County Street
       Portsmouth, VA 23704

       Richard S. Fuller                  375,306(3)       16.5%
       311 County Street
       Portsmouth, VA 23704

       Quest Advisory Corp.               148,400           6.5%
       1414 Avenue of the Americas
       New York, NY 10019

--------

   (1) Includes 7,000 shares owned by Mr. Cresimore's wife as to which Mr. Cresimore disclaims beneficial ownership and which Mr. Cresimore's wife has sole voting power and investment power. Includes 10,000 shares subject to presently exercisable stock options.

   (2) Includes 25,000 shares subject to presently exercisable stock options and 4,000 shares held as custodian under the Uniform Gift to Minors Act. In-cludes 12,962 shares in which Mr. Pruden had a vested interest pursuant to the Company's Employee Stock Ownership Plan for which he exercises voting power but does not exercise dispositive power.

   (3) Includes 35,000 shares subject to presently exercisable stock options and 400 shares owned by Mr. Fuller's wife as to which Mr. Fuller disclaims beneficial ownership and which Mr. Fuller's wife has sole voting power and in-vestment power. Includes 15,906 shares in which Mr. Fuller had a vested inter-est pursuant to the Company's Employee Stock Ownership Plan for which he exer-cises voting power but does not exercise dispositive power.

                             ELECTION OF DIRECTORS

   Two directors will be elected at the Annual Meeting to serve for terms of three years expiring on the date of the Annual Meeting in 2003. Each director will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, proxies will be voted for the remaining nominees or such other person or persons as may be designated by the Board of Directors. The names of the nominees for di-rectors of the Company and the names of directors of the Company whose terms of office will continue after the Annual Meeting are listed in the following table.

                                                               Shares of Stock
                                                                Beneficially
                           Director    Principal Occupation      Owned as of   Percentage
Name and Age of Directors   Since    and Other Information(1)   June 2, 2000    of Class
-------------------------  --------  ------------------------  --------------- ----------
Nominees for Term Ending
 in 2003
James L. Cresimore (72)      1985   Chairman of Allegiance        514,236(2)      22.7%
                                     Brokerage Company;
                                     Chairman of the Board of
                                     the Company
Richard S. Fuller (53)       1981   President and Chief           375,306(3)      16.5%
                                     Executive Officer of the
                                     Company
Continuing Directors
 Whose Term ends in 2001
Bernard C. Baldwin, III      1996   Partner with the law firm      15,000(6)       *
 (56)                                of Edmunds & Williams
Frank H. Buhler (73)         1985   Chairman and C.E.O. of Old     30,040(4)      1.3%
                                     Dominion Box Co.
Continuing Directors
 Whose Term ends in 2002
Peter D. Pruden, III         1981   Executive Vice President      390,538(5)      17.2%
 (55)                                and Secretary of the
                                     Company
R. Scott Morgan (55)         1999   President of TowneBank          2,667          *
All Directors and                                               1,352,394         59.7%
 Officers as a Group (7
 persons)

--------
 * Less than 1%.

   (1) There has been no change in principal occupation or employment during past five years.

   (2) Includes 7,000 shares owned by Mr. Cresimore's wife as to which Mr. Cresimore disclaims beneficial ownership and which Mr. Cresimore's wife has sole voting power and investment power. Includes 10,000 shares subject to presently exercisable stock options.

   (3) Includes 15,906 shares in which Mr. Fuller had a vested interest pursu-ant to the Company's Employee Stock Ownership Plan. Includes 35,000 shares subject to presently exercisable stock options. Includes 400 shares owned by Mr. Fuller's wife as to which Mr. Fuller disclaims beneficial ownership and which Mr. Fuller's wife has sole voting power and investment power.

   (4) Includes 9,960 shares owned by Mr. Buhler's wife as to which Mr. Buhler disclaims beneficial ownership and which Mr. Buhler's wife has sole voting power and investment power. Includes 10,000 shares subject to presently exer-cisable stock options.

   (5) Includes 12,962 shares in which Mr. Pruden had a vested interest pursu-ant to the Company's Employee Stock Ownership Plan. Includes 4,000 shares held as custodian under the Uniform Gift to Minors Act. Includes 25,000 shares sub-ject to presently exercisable stock options.

   (6) Includes 10,000 shares subject to presently exercisable stock options.

             COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING RULES

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership of the Company's Common Stock on Form 3 and re-ports of changes therein on Form 4 and 5. Based on its review of the forms re-quired by Section 16(a) of the Securities Exchange Act of 1934 that have been received by the Company or written representations from certain reporting per-sons that no statements on Form 5 were required, the Company believes that all filing requirements applicable to its officers, directors or beneficial owners of greater than 10% of its Common Stock have been complied with.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

Directors' Fees

   Directors, who are not employees of the Company, receive $1,100 for each Board meeting attended and $500 for each committee meeting attended.

   Bernard C. Baldwin, III, a director of the Company, is a partner with the law firm of Edmunds & Williams, the Company's Counsel. Edmunds & Williams was paid $5,199 in fees during the 2000 fiscal year.

   R. Scott Morgan is President of TowneBank. At March 31, 2000 the Company owned 8,000 shares of TowneBank and had a certificate of deposit invested with the bank in the amount of $1,038,529. The Company earned $50,705 on the CD during the 2000 fiscal year.

Committees of the Board of Directors and Meeting Attendance

   The Board of Directors held four meetings during the year. The committees of the Board of Directors include a Compensation Committee and an Audit Com-mittee. The Board has no nominating Committee.

   The Compensation Committee includes James L. Cresimore, Chairman and Frank
H. Buhler. The committee approves the compensation to be paid to the Company's executive officers and also approves the issuance of stock options under the Company's Stock Option Plan. The committee held two meetings during the year.

   The Audit Committee includes Frank H. Buhler, Chairman and Bernard C. Bald-win, III. The Committee's primary responsibility is the recommendation to the Board of Directors of a firm to be engaged by the Company as its independent public accountants and to review the results of the independent accountants' examination and recommendations with respect to accounting practices and pro-cedures and internal control. The Committee held one meeting during the year.

   Frank H. Buhler attended two board meetings during the year and did not at-tend the Audit Committee meeting. All other Directors of the Company attended at least 75% of all meetings of the Board and of Committees of the Board on which they served.

Compensation Committee Interlocks and Insider Participation

   James L. Cresimore, Chairman of the Board of the Company, serves on the Compensation Committee. Mr. Cresimore is not an employee, nor does he receive a salary (other than director's fees) from the Company.

   Frank H. Buhler, a director of the Company is Chairman and C.E.O. of Old Dominion Box Co. which supplies packaging materials to the Company. Old Domin-ion Box Co. received $10,779 from the Company during the 2000 fiscal year.

   The Company believes the terms of these arrangements are competitive with those available from unaffiliated vendors and are in the normal course of business.

Employment agreements

   The Company has employment agreements, dated June 7, 1988 with Richard S. Fuller and Peter D. Pruden, III. These employment agreements are initiated only if an individual or entity owns a 24% interest in the Company's Common Stock by direct or beneficial ownership and the employee is still in the em-ployment of the Company. Until a 20% interest in the Company's Common Stock is owned by an individual or entity, Messrs. Fuller and Pruden are at will em-ployees of the Company. If the employment agreement is initiated, the employee will receive a gross annual salary of an amount equal to the highest annual salary ever received by the employee from the Company. The term of the employ-ment agreements are five years from the date they are initiated. In the event of a "change in control" of the Company, the employee may terminate his em-ployment and receive a one time severance pay of three times the employee's annual salary. "Change in control" is defined as (a) the acquisition by a third person or entity of 30% or more of the Company's outstanding shares or
(b) a transaction that results in the persons who were directors of the Com-pany before the transaction ceasing to constitute a majority of the Board of Directors of the Company and the Board fails to recommend the transaction to the stockholders of the Company.

Executive Compensation

   The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and its other executive officers whose annual compensation exceeded $100,000 as well as the total compensation paid to each individual for the Company's two previous fiscal years.

                          Summary Compensation Table

                                                        Long-Term
                                                       Compensation
                               Annual Compensation        Awards
                           --------------------------- ------------
      Name and                            Other Annual    Stock        All Other
 Principal Position   Year Salary  Bonus  Compensation   Options    Compensation (1)
 ------------------   ---- ------- ------ ------------ ------------ ---------------
                             ($)    ($)       ($)          (#)            ($)
Richard S. Fuller,    2000 138,044 34,487      *           7,500        12,746
 President and Chief  1999 132,311 56,897      *              --         9,931
 Executive Officer    1998 126,277 40,798      *          20,000         8,670

Peter D. Pruden, III  2000 115,646 13,464      *           5,000         9,708
 Executive Vice       1999 111,315 25,000      *              --         8,314
 President            1998 106,324 20,000      *          15,000         8,724

----------
* Perquisites during the year were not in excess of the lesser of $50,000 and 10% of salary and bonus. There is no other "Other Annual Compensation."

(1) These amounts include Company contributions to its Profit Sharing Plan and Employee Stock Ownership Plan allocated to each named executive officer.

                            Option/SAR* Grant Table

   The following table sets forth certain information concerning the grant in fiscal 2000 of stock options under the Company's Stock Option Plan to the named executive officers:

                                                                        Potential Realizable Value at
                                                                       Expiration using Assumed Annual
                                                                      Rates of Stock Price Appreciation
                          Individual Grants                                    for Option Term
  -----------------------------------------------------------------------------------------------------
                                 % of Total
                                  Options
                        Options  Granted to   Exercise or
                        Granted Employees in  Base Price   Expiration
          Name           # (1)  Fiscal Year  ($ Per Share)    Date           5%              10%
          ----          ------- ------------ ------------- ---------- ---------------- -----------------
  Richard S. Fuller      7,500      17.6%       $7.125       2/9/10   $         33,607 $         85,166
  Peter D. Pruden, III   5,000      11.8%       $7.125       2/9/10   $         22,404 $         56,777

--------
    * No SAR's were granted during the year.

  (1) Options were granted on February 9, 2000 exercisable 2 years after date of grant.

             Aggregate Option/SAR Exercises in the Last Fiscal Year
                     and Fiscal Year End Option/SAR Values

                                                   Number of Unexercised     Value of Unexercised
                                                    Options/SARs as of     In-the-Money Options/SARs
                                                          3/31/00                as of 3/31/00
                        Shares Acquired  Value   ------------------------- -------------------------
          Name            on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          ----          --------------- -------- ----------- ------------- ----------- -------------
                              (#)         ($)        (#)          (#)          ($)          ($)
  Richard S. Fuller             0           0      35,000        7,500       $75,625         --
  Peter D. Pruden, III          0           0      25,000        5,000       $52,500         --

   The fair market value of a share of common stock on March 31, 2000 was $6.75.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board is comprised of nonemployee direc-tors and has the responsibility for establishing general compensation and em-ployee benefit policies and the specific compensation of the Company's execu-tive officers. The Compensation Committee also has the authority to fix the terms of and grant options under the Company's Stock Option Plan. Conceptual-ly, the committee believes bonuses should only be awarded for above average performance.

   In general, the Compensation Committee strives to meet the following objec-tives in making compensation decisions: 1) provide overall compensation that equals industry standards to ensure the Company's ability to attract and re-tain highly qualified personnel; 2) re-enforce performance objectives through the use of incentive compensation programs, 3) reward excellent individual performance with special consideration to specific projects completed or ad-verse conditions overcome; and 4) align executives' and shareholders' interest through incentives which contribute to the long-term growth of the Company and shareholder value. The committee believes the compensation paid for the year ended March 31, 2000 met its objectives. There are currently three principal components to executive compensation -- salaries, bonuses and stock options. Total compensation is weighted more heavily on incentives that are based on the income generated by each operating division of the Company.

   Base Compensation: Base salaries are determined annually based on the exec-utive's background, experience and overall performance with the Company. The committee annually examines market compensation levels and trends observed in the labor market. Salary decisions are determined by the committee in a sub-jective annual review considering all of the above informal policies and prac-tices. During this annual review, the Compensation Committee takes into con-sideration the individual employee's performance and a subjective judgment re-garding the impact the individual has on the Company. After considering all of these objectives, the committee recommended increases in base compensation of approximately 4% during the year.

   Annual Bonus Plan: Bonuses are determined annually on the basis of an in-formal plan, which sets targets that an individual may achieve. The estab-lished targets are set at the beginning of the fiscal year. Minimum income standards based on a rate of return on assets must be established before a bo-nus is received. Bonus awards for most executive officers are calculated pur-suant to a formula based on pre-tax income, either on a consolidated basis or for a particular subsidiary and also include amounts for pre-established goals during the year. Bonus awards for fiscal 2000 averaged 16% of the executive base salary compared to an average of 29% for fiscal 1999. The decrease is due to the decrease in net income.

   Stock Options: Individual stock option grants are determined by the commit-tee on an individual basis to provide executive officers long term incentives to increase shareholder value.

   CEO Compensation: In evaluating compensation for the chief executive offi-cer, the Compensation Committee has historically followed the same principles generally applicable to other executive officers. Base compensation for 2000 for the CEO increased 4% over 1999 which was comparable to the other executive officers. For fiscal 2000 the Compensation Committee recommended a bonus for Mr. Fuller which was based on the Company's 2000 earnings, the execution of key Company strategies and the committee's view of his leadership and individ-ual performance which included the following measures: 1) Earnings before in-come taxes 2) Return on capital, and 3) Return on equity. Mr. Fuller's fiscal 2000 bonus amounted to 25% of his base salary compared to 43% for fiscal 1999.

                               By the Compensation Committee
                                 James L. Cresimore, Chairman, Frank H. Buhler

                               PERFORMANCE GRAPH

   The following graph sets forth the cumulative shareholder return (assuming reinvestment of dividends), for the period from March 31, 1995 through March 31, 2000 from an investment of $100 in: 1) The Company's Common Stock 2) The Russell 2000, a small-cap overall market index, and 3) The S&P Foods Index
                       [PERFORMANCE GRAPH APPEARS HERE]
                                           Cumulative Total Return
                                ---------------------------------------------
                                 3/95    3/96    3/97    3/98    3/99    3/00

THE SMITHFIELD COMPANIES, INC.  100.00  128.53  126.76  152.62  185.62  165.40
RUSSELL 2000                    100.00  127.24  147.57  211.24  164.70  186.53
S & P FOODS                     100.00  125.24  157.47  223.80  195.49  159.16

                            APPOINTMENT OF AUDITORS

   Subject to ratification by the shareholders the Board of Directors has re-appointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the current fiscal year.

   Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                      2001 ANNUAL MEETING OF STOCKHOLDERS

   Any shareholder desiring to make a proposal to the acted upon at the 2001 Annual Meeting must present such proposal to the Company no later than March 31, 2001, by certified mail, return receipt requested.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

   Copies of the Company's Annual Report on Form 10-K for the year ended March 31, 2000, as filed with The Securities and Exchange Commission, can be ob-tained without charge, upon written request to: Mark D. Bedard, Chief Finan-cial Officer, The Smithfield Companies, Inc., The Smithfield Building, 311 County Street, Suite 203, Portsmouth, Virginia 23704.

                                       By Order of the Board of Directors,

                                                   Peter D. Pruden, III
                                                       Secretary

June 23, 2000